EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL SECOND QUARTER AND FISCAL 2023 YEAR-TO-DATE RESULTS

TULSA, OK, October 6, 2022—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books for children, today reports financial results for the second quarter and year-to-date ended August 31, 2022.

Second Quarter Highlights Compared to the Prior Year Second Quarter

●	Net revenues were $19.4 million, a decrease of $13.6 million, or 41.2%, compared to $33.0 million.
●	Average active UBAM sales consultants totaled 26,800 compared to 46,100.
●	Earnings (loss) before income taxes was $(1.1) million, a decrease of $3.8 million, or 140.7%, compared to $2.7 million.
●	Net earnings (loss) totaled $(0.8) million, compared to $1.9 million, a decrease of $2.7 million, or 142.1%.
●	Earnings (loss) per share totaled $(0.10), compared to $0.23, down 143.5% on a fully diluted basis.

Year-to-Date Highlights Compared to the Prior Year

●	Net revenues of $42.6 million, a decrease of $31.2 million, or 42.3%, compared to $73.8 million.
●	Average active UBAM sales consultants totaled 29,500 compared to 50,200.
●	Earnings (loss) before income taxes was $(0.8) million, a decrease of $8.1 million, or 111.0%, compared to $7.3 million.
●	Net earnings (loss) totaled $(0.6) million, compared to $5.3 million, a decrease of $5.9 million, or 111.3%.
●	Earnings (loss) per share totaled $(0.07), compared to $0.63, down 111.1% on a fully diluted basis.

“During the second quarter, we continued to feel the negative impacts of high inflation in the U.S. market. Soaring fuel and food costs have reduced disposable incomes of families with young children, which is our target customer base. We have and continue to make strategic adjustments to address our own increased costs, including an increase to the amount we charge for freight  on  outbound shipments,” stated Craig White, President and CEO of Educational Development Corporation. “We believe the increased freight charge, along with some other changes we have made, will offset the ongoing negative cost impact from our outbound sales orders. These strategic changes along with our reduced labor costs, are expected to restore profitability even at lower sales volumes.”

“Additionally, during the second quarter, we experienced some one-time issues that impacted our top line business and our bottom line profits. At the end of the first quarter, we announced that we had entered into a new distribution agreement with Usborne Publishing Limited, our U.K. based supplier of Usborne products, replacing the previous agreement which dated back to 1988. While the new agreement continues to allow uninterrupted sales through the UBAM division, there was some initial uncertainty among new recruits about the ongoing relationship and how it might impact the consultant salesforce. This resulted in a reduction in new recruits by 38% from the second quarter of last year. Since executing the new agreement, we have made concerted efforts to address these concerns through live stream presentations, recorded question and answer sessions, and involved our consultants in the changes outlined in the new distribution agreement. The impact of these efforts is best evidenced by our consultant “leaders” remaining at the highest percentage of total consultants in our history, As such, we expect our UBAM recruiting efforts and results will be more productive in the coming months. As a reminder, during inflationary times, we have historically grown our consultant count as more families look for non-traditional income to offset rising living costs.”

“Additionally, our June 2022 annual UBAM convention was the first hybrid “in-person & virtual” convention that we have had in the Company’s history. While our in-person convention attendance numbers were promising, net profits from the convention were down from the prior two years, when costs were minimal given the events were 100% virtual. Having an in-person convention is still the most desirable as it is the blood line for retention and recruitment, and we will adjust our strategy with budgeting and offerings to ensure a more positive net impact for next year and beyond,” concluded Mr. White.

Pre-COVID, COVID Impacted and Current Year Comparison

Due to the significant positive impact of the COVID-19 pandemic on our business in previous years, we are providing the additional tables below to show pre-COVID, COVID impacted and current financial results for the fiscal year-to-date and fiscal second quarter:

QUARTERLY RESULTS (SECOND FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	Current Year
Period	Q2 FY 2020	Q2 FY 2021	Q2 FY 2022	Q2 FY 2023
Average # of Consultants	33,600	45,400	46,100	26,800
Net Revenues	24,438,000	59,250,100	32,994,400	19,418,300
Net Earnings (loss)	1,007,600	4,255,000	1,898,200	(801,900)
After tax profit %	4.1%	7.2%	5.8%	(4.1%)

YEAR-TO-DATE RESULTS (THROUGH SECOND FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	Current Year
Period	FY 2020	FY 2021	FY 2022	FY 2023
Average # of Consultants	32,600	39,300	50,200	29,500
Net Revenues	52,025,400	97,541,800	73,802,300	42,579,200
Net Earnings (loss)	2,371,200	6,186,100	5,336,300	(586,100)
After tax profit %	4.6%	6.3%	7.2%	(1.4%)

UBAM net revenues decreased $13.6 million, or 46.1%, to $15.9 million during the three months ended August 31, 2022, when compared to $29.5 million during the same period a year ago. The average number of active consultants in the second quarter of fiscal 2023 was 26,800, a decrease of 19,300, or 41.9%, from 46,100 average active consultants selling in the second quarter of fiscal 2022.

Net revenues from our Publishing division remained consistent generating $3.5 million in the three-month period ended August 31, 2022.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended August 31,		Six Months Ended August 31,
	2022	2021	2022	2021
NET REVENUES	19,418,300	32,994,400	42,579,200	73,802,300

EARNINGS (LOSS) BEFORE INCOME TAXES	(1,105,600)	2,658,100	(820,400)	7,318,700

INCOME TAXES	(303,700)	759,900	(234,300)	1,982,400
NET EARNINGS (LOSS)	$(801,900)	$1,898,200	$(586,100)	$5,336,300

DIVIDENDS PER SHARE	$-	$0.10	$-	$0.20

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,081,807	8,028,594	8,084,117	8,028,929
Diluted	8,346,460	8,435,348	8,416,073	8,458,664

Conference Call

EDC’s President and Chief Executive Officer Craig White, Chief Sales and Marketing Officer Heather Cobb, and Chief Financial Officer Dan O’Keefe will host its Second Quarter Fiscal 2023 Earnings Call, followed by a question and answer period where they will be joined by the Company’s Executive Chairman Randall White.

Date: Thursday, October 6, 2022

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (888) 396-8049

Conference ID: 47737918

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States Multi-Level Marketing distributor of Usborne Publishing Limited (“Usborne”) children’s books and the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains almost 2,000 titles, with new additions semi-annually. Products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2022, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2022 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.